                                                                    Exhibit 12.1

                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

                      LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                                      SIX MONTHS ENDED
                                                                          2002
                                                                     -----------------
 Earnings before fixed charges:
 Income from continuing operations                                       $  91,533
 Add:         Interest expense                                              54,575
              Depreciation expense on cap'd interest                         1,103
              Amortization of deferred
                financing costs                                              1,810
                                                                         ---------

 Earnings before fixed charges                                           $ 149,021
                                                                         =========


 Fixed charges:
 Interest expense                                                           54,575
 Amortization of deferred financing charges                                  1,810
 Capitalized interest                                                        9,428
                                                                         ---------

 Fixed charges                                                           $  65,813
                                                                         ---------

 Ratio of earnings to fixed charges                                           2.26
                                                                         =========


Certain amounts from prior periods have been restated to conform to current-period presentation.